Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

October 2010 Performance Update

The Frontier Fund Supplement Dated October 31, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 1 New

T H E    F R O N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	October 31, 2010	October 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	4.13%	8.31%	$104.84
Frontier Dynamic Series-1	1.22%	0.92%	$92.27
Frontier Long/Short Commodity Series-1a	6.43%	10.33%	$111.98
Frontier Masters Series-1	4.05%	9.47%	$103.41

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of October 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$5,434,362.56
Unrealized trading gain/(loss)			(674,597.73)
Less: commissions			(108,638.18)
Less: FCM fees			(164,402.17)
Foreign currency gain/(loss)			37,430.45
Interest income			121,423.13

Total Income			4,645,578.06

EXPENSES

Management fees			70,849.87
Incentive fees			925,568.65
Broker service fees			139,566.91

Total Expenses			1,135,985.43

Net Income (Loss)			$3,509,592.63

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	833,904.86944	$83,963,364.68	100.69
Current month additions	27,833.10351	2,872,587.95
Current month redemptions	(13,985.49060)	(1,464,222.70)
Net Income (loss) for current month		3,509,592.63

Net Asset Value, end of current month	847,752.48235	$88,881,322.56	104.84

	Monthly rate of return		4.13%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			18,130.84
Less: commissions			—
Less: FCM fees			(2,374.41)
Foreign currency gain/(loss)			—
Interest income			1,487.44

Total Income			17,243.87

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			2,015.39

Total Expenses			2,015.39

Net Income (Loss)			$15,228.48

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,998.77793	$1,276,015.66	91.15
Current month additions	—	—
Current month redemptions	(705.47695)	(64,719.37)
Net Income (loss) for current month		15,228.48

Net Asset Value, end of current month	13,293.30098	$1,226,524.77	92.27

	Monthly rate of return		1.22%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$227,384.17
Unrealized trading gain/(loss)			89,522.68
Less: commissions			(7,960.30)
Less: FCM fees			(6,972.70)
Foreign currency gain/(loss)			42.12
Interest income			5,512.03

Total Income			307,528.00

EXPENSES

Management fees			9,314.11
Incentive fees			59,583.11
Broker service fees			5,963.80

Total Expenses			74,861.02

Net Income (Loss)			$232,666.98

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	33,419.14703	$3,516,238.87	105.22
Current month additions	8,198.37569	908,579.67
Current month redemptions	(1,012.02730)	(110,379.94)
Net Income (loss) for current month		232,666.98

Net Asset Value, end of current month	40,605.49542	$4,547,105.58	111.98

	Monthly rate of return		6.43%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$305,926.66
Unrealized trading gain/(loss)			1,555,349.68
Less: commissions			(10,471.54)
Less: FCM fees			(74,687.72)
Foreign currency gain/(loss)			(1,964.43)
Interest income			33,595.43

Total Income			1,807,748.08

EXPENSES

Management fees			63,888.39
Incentive fees			146,948.85
Broker service fees			63,385.70

Total Expenses			274,222.94

Net Income (Loss)			$1,533,525.14

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	382,075.09596	$37,972,946.23	99.39
Current month additions	15,304.33049	1,585,262.81
Current month redemptions	(5,333.88549)	(551,405.42)
Net Income (loss) for current month		1,533,525.14

Net Asset Value, end of current month	392,045.54096	$40,540,328.76	103.41

	Monthly rate of return		4.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 1